                                                                   Exhibit 10.29
                              [COMPANY LETTERHEAD]



The Directors
ChiRex (Holdings) Limited


18 June 1996

Dear Sirs,

Midland Bank plc ('Midland') is pleased to offer the Company a Sterling/Currency LIBOR Revolving Credit Facility ('the Facility') for the purpose of Restructure of existing facilities but Midland shall be under no responsibility to ensure that the Facility shall be used for such purpose.

LIMIT

(pound)10,500,000 (ten million five hundred thousand pounds (the 'Limit'), or the equivalent in optional currencies.

TERM

Two years from the first drawing.

INTEREST RATE

1.25% over LIBOR

An Additional Regulatory Cost Rate will be payable.

A Non-utilisation Fee of 0.375% will be payable in respect of any sums undrawn.

SECURITY

The repayment and discharge of all monies at any time owing in respect of the Facility will be secured by all security at any time given to Midland in respect of the Company's liabilities to Midland.

Without limiting the above, the security listed in the attached Security
Schedule is to be held.

All costs, fees and expenses, as mentioned in the General Terms and Conditions attached to this letter, shall be payable by the Company.

TERMS AND CONDITIONS

Details of the further terms and conditions which apply to the Facility are set out in the General Conditions Special Conditions and Security Schedule attached to this letter.

ENVIRONMENTAL RESPONSIBILITY

The Company, by accepting the terms of this Facility, warrants and represents to Midland (and shall be deemed to so warrant and represent on the date of each drawing) that:

the Company is in full compliance with all applicable current laws, regulations and practices relating to the protection of the environment from pollution (the "environmental responsibility") and is not aware of any circumstances which may prevent full compliance in the future.

The Company by accepting this facility hereby indemnifies Midland against all losses, claims, damages, costs, or any other liability which might arise (by reason of Midland providing this or any other facility and/or having a security interest in the Company's assets) in respect of a breach of, or a failure to meet, an environmental responsibility.

ACCEPTANCE

To accept this offer please arrange for the enclosed copy of this letter to be signed and returned to the address above to arrive no later than 28 days from the date of this letter. The Acceptance Date shall be the date of receipt at this office of the enclosed copy duly completed. If not accepted within this period, the offer will lapse.


Yours faithfully,

/s/ A K Taylor
A K Taylor
Senior Business Banking Manager
For and on behalf of Midland Bank plc

                          GENERAL TERMS AND CONDITIONS


1    DRAWINGS

     (a) First drawing to be made within three months of the date of Acceptance of this letter.

     (b) Drawings shall be made in minimum amounts of (pound)100,000 (one hundred thousand pounds) and in integral multiples of (pound)100,000, or in the currency equivalents thereof. Any one drawing must be dominated in a single currency.

     (c) The Company shall give Midland irrevocable written notice of the amount, date and period of any proposed drawing. Notice shall be given no later than 10.30 a.m. on the morning of the proposed drawing, unless otherwise agreed by Midland.

2    INTEREST

     (a) The rate of interest, in respect of the Facility shall be fixed for successive interest periods of 1, 3, 6 or 12 months or other periods, mutually agreed between the Company and Midland. The Company shall have the right to select the duration of any such interest period by giving Midland irrevocable written notice no later than 10.30 a.m. on the day of the commencement of each interest period unless otherwise agreed by Midland. If no such interest period is selected by the Company, a period selected by Midland shall apply. If an interest period would otherwise end on a day which is not a Business Day, that interest period shall be extended to the next succeeding Business Day. No interest period shall extend beyond the end of the Term, when all drawings shall be repaid.

     (b) The annual percentage rate or interest applicable to each interest period shall be the aggregate of the Margin, and LIBOR and the Additional Regulatory Cost Rate, rounded to the nearest fourth decimal place.

          (i)  The Margin shall be 1.25%.

          (ii) LIBOR for each interest period shall be the annual rate of interest at which Sterling Deposits for a similar amount and period are offered to Midland in the London Interbank Market at or around 11 a.m. on the date when the interest period is due to commence. In the event that Midland is unable to obtain an offer of such deposits in the London Interbank Market, the relevant notice of drawdown shall cease to have effect. See Multi-currency Appendix for details of interest charged on any currency borrowing.


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         (iii) The Additional Regulatory Cost Rate for each relevant interest period shall be calculated in the manner described in the attached appendix. The Additional Regulatory Cost Rate is to compensate Midland for the additional cost of maintaining this Facility in compliance with the Bank of England's or other governmental authorities' or agencies' monetary control requirements.

     (c) Interest shall be calculated on the amount of each outstanding drawing on a daily basis and on the basis that there are 365 days in each year (including leap years). This means in a leap year an extra day's interest is payable. Interest shall be debited in arrears to the Company's current account on the last day of each interest period and quarterly after the commencement of such interest period in the case of an interest period longer than three months.

3    FEES

     The Non-utilisation Fee will be payable on the amount for the time being remaining undrawn after the date of acceptance of this letter. The Non-Utilisation Fee shall accrue daily and shall be debited in arrears to a current account of the Company with Midland on Midland's normal charging dates.

4    COSTS

     The Company shall pay to Midland all costs, expenses, fees (including but not limited to any legal, security and valuation fees), stamp duty and similar taxes and charges, and registration costs incurred or charged by Midland in connection with the negotiation, preparation, investigation, administration, supervision or enforcement of the Facility, this letter or any Security. Midland will debit these costs to the Company's current account. Midland will tell the Company the amount of such costs before they are debited.

5    CANCELLATION AND EARLY TERMINATION

     The Company may, on giving at least 14 days prior written irrevocable notice cancel, or reduce in integral multiples of (pound)100,000, the whole or part of the Facility which is unutilised at the expiry of the notice. Midland may refuse part cancellation of the Facility if the remaining amount in Midland's opinion would not be a marketable amount.

     The Company shall compensate Midland for any loss or expense incurred by it consequent upon the early termination for any reason of any interest period, including but not limited to cancellation.

6    TERMINATION

     At any time after any one or more of the events described below shall, in Midland's reasonable opinion, have occurred, no drawing may be made and, Midland may demand repayment of all monies for the time being (whether by way of principal, interest, fees or otherwise) outstanding in respect of the Facility.

     The events referred to above are:

     (a) if it should become apparent to Midland that any matter disclosed, or representation made, to Midland by or on behalf of the Company was or has become, materially adversely misleading or incorrect;

     (b) any failure by the Company to pay any sum under this letter when due and payable;

     (c) any failure by the Company to repay or discharge in full any of its indebtedness or liabilities (whether owed as principal or surety) to Midland or any other party for monies borrowed or owing on judgement when they have become due and payable;

     (d) any failure by the Company to comply with the terms and conditions of this letter or the attached Special Conditions, if any, which Midland shall consider material;

     (e) any event which, by itself or with the giving of notice and/or the lapse of time and/or the making of a determination, constitutes a breach or event of default under any other agreement in respect of any borrowings by or lease to the Company;

     (f) the cessation of the whole or a substantial part of the Company's business or an act whether of the Company or another person which by itself either constitutes or could directly result in a formal step being taken for the receivership, administration, liquidation, dissolution or analogous proceedings of or in respect to the Company or any of the Company's assets;

     (g) any event upon the occurrence of which any guarantee of or security for the repayment by the Company of any monies hereunder shall become enforceable or the termination or variation without Midland's prior written consent of the continuing nature or priority of any such guarantee or security.

     Interest after demand will be charged at the same rate and calculated on the same basis as before such demand save that Midland may select any period of time as the interest period(s). In addition the Company shall reimburse Midland all losses and expenses incurred consequent upon termination.

7    NOTICES AND PAYMENTS

     Any demand or notice under this letter by Midland may be made or given by any manager or officer of Midland by letter addressed to the Company or any office of the Company sent by first class post or left at the address of the Company last known to Midland or at the registered office of the Company. If sent by post, the notice shall be deemed to have been made or given at noon the day following the day the letter was posted and shall be effective even if it is undelivered or returned undelivered.

     Unless otherwise advised by Midland any notices by the Company under this letter shall be delivered to the above address and all payments by the Company shall be made at the branch or office at which the facility is maintained or such other branch or office as Midland may specify from time to time. Such payments shall be made without set-off or deduction in cleared sterling funds on a Business Day on the due date for payment or, if that day is not a Business Day, on the next Business Day.

8    INFORMATION

     The Company will provide, promptly, any financial or other information that Midland may, from time to time, reasonably request. Where financial accounts have not been audited, Midland may request an audit be carried out at the Company's expense. The auditor must be a Registered Auditor.

9    SHAREHOLDING CONTROL

     Should control of the issued share capital or voting rights attached thereto be changed or sold or disposed of during the period of the Facility without Midland's written consent, Midland reserves the right in its absolute discretion to terminate or renegotiate all facilities available to the Company.

10   CHANGE OF CIRCUMSTANCE

     To the extent that Midland shall not be compensated under any other provision hereof the Company shall compensate Midland either by an increase in the Margin or by such other payments as it may require in respect of each cost or reduction in return relating to the Facility which shall be consequent upon any future requirement of law or of governmental fiscal or monetary authority. The foregoing shall, without limiting its generality, include the following:

     (a)  any reserve requirements;

     (b) any additional cost to, or reduced receipt by, Midland as a result of having _____ into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement;

     (c) any reduction in the rate of return on the overall capital of Midland which it would have been able to obtain but for its having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement or such proportion thereof as is, in the opinion of Midland, attributable to its obligations hereunder; and

     (d) the consequence of any tax in respect of any payment received or receivable by Midland under the Facility (other than tax assessable on its overall net income).

11   WAIVERS

     No delay or failure by Midland in exercising any right or remedy shall be construed or take effect as a waiver or release of that right or remedy and Midland shall always be entitled to exercise all its rights and remedies unless it shall have expressly waived them in writing.

12   FORCE MAJEURE

     Midland shall not be liable to the Company for any loss, damage or delay attributable in whole or part to action by any government or government agency or other force majeure and in particular but not limited to strikes, industrial action, equipment failure or interruption of power supplies. Midland will always endeavour to give notice generally to customers of any anticipated delays by notices in branches.

13   CERTIFICATES

     Midland's certificate of any sum due from the Company under the terms of this letter shall (apart from obvious mistake) be conclusive.

14   BUSINESS DAY

     Business Day shall mean a day and time on which the relevant banking offices and markets are open for business for the transaction involved.

15   GOVERNING LAW

     The terms and conditions of this Facility shall be governed by and construed in accordance with the laws of England and Wales. The Company and Midland submit to the non-exclusive jurisdiction of the courts of England and Wales.

16   STERLING EQUIVALENTS

     The Sterling Equivalent of any amount denominated in another currency shall be calculated by reference to Midland's then current spot rate of exchange for the sale of the relevant currency of denomination against Sterling. The aggregate Sterling Equivalents of all drawings outstanding and/or proposed will be calculated at such time as Midland shall determine before the drawdown of each drawing, for the purpose of determining compliance or otherwise with the limit.
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                              MULTI-CURRENCY OPTION


1    DRAWINGS

     The Option may be utilised by drawing in any major currency other than Sterling as Midland may agree upon the relevant currency account:

     (a) in the case of a drawing denominated in US $ (where applicable) upon receipt of the Company's irrevocable written request before 10.00 a.m. (London time) on a Business Day;

     (b) in the case of a drawing denominated in any other currency following such period of irrevocable written notice as Midland shall determine by reference to the then current practice in the London Eurocurrency Interbank Market ('the Euro-Market').

2    INTEREST

     From one Business Day to the next, interest will accrue on a 360- or 365-day year basis (as appropriate) on the aggregate debit balance on the currency account at 1.25% per annum over Midland's relevant Currency LIBOR Rate as varied from time to time. Such interest shall be calculated up to and including the last Business Day of each May and November or upon earlier termination of the Facilities or this Option and debited in arrears on such day as Midland shall determine to the relevant currency account together with any applicable commission charge in accordance with Midland's then current tariff.

     Without prejudice to Paragraph 5 below, interest after demand will be charged at the same rate and calculated on the same basis as before such demand.

3    UNAVAILABILITY

     If in Midland's opinion deposits in a currency are unavailable to Midland at any time to finance any drawing on the relevant currency account such drawing may in Midland's discretion be re-denominated in such currency as Midland shall determine by reference to Midland's then current spot selling rate of exchange for the sale of the outstanding currency against the currency of re-denomination and any re-denominated drawing shall be similarly subject to re-denomination.


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4    CREDITS

     The following shall apply for the purpose of ascertaining the Business Day on which currency accounts will be credited with good value in respect of credits received:

     (a) In respect of a properly completed, authenticated, interbank payment instruction/order ('the advice') received by Midland by 3.00 p.m. (London time) on a Business Day and issued by a banking office acceptable to Midland, advising that Midland's account with the relevant office has been credited for value on or prior to the date Midland received such advice, value shall be deemed to have been received for payments denominated in:

          (i)  US $ and Canadian $ on the date of receipt of the advice;

          (ii) currencies other than US $ and Canadian $ on the Business Day after receipt of the advice.

          If such advice is received by Midland on a Business Day but after 3.00 p.m. (London time) payment shall be deemed to have been made one Business Day later than would otherwise have been the case.

     (b) In the case of any other method of payment, it shall be deemed to have been made on such Business Day as Midland shall determine in accordance with Midland's normal practice.

5    VARIATION UPON RE-DENOMINATION

     Upon any re-denomination, for any reason, Midland may vary the terms of this Option relating to notice periods, interest rates, the basis of interest calculations and the value dating of credits received, if Midland shall consider that these terms are not appropriate for the re-denominated currency.

6    TERMINATION

     If Midland shall demand repayment, Midland may at any time re-denominate in Sterling any amount due at Midland's spot selling rate for the relevant outstanding currency. The provisions of Paragraph 5 above shall remain in force following such redenomination.

                               SPECIAL CONDITIONS


The following special conditions shall apply:

Introduction to financial covenants
-----------------------------------

The Company, by accepting the terms of this facility, covenants with Midland that for so long as monies are outstanding under the Facility:

Interest Cover
--------------

Profit before interest and tax shall not fall below a figure equal to 300% of the aggregate of Group interest charges and the interest element of finance leases, in any Accounting Reference Period.

Minimum Adjusted Tangible Net Worth
-----------------------------------

Adjusted Tangible Net Worth shall not be less than (pound)28m.

Gearing
-------

Borrowings shall not exceed an amount equal to 50% of Adjusted Tangible Net
Worth.

Cash Flow
---------

Operational cash flow shall cover Bank interest and repayments, institutional dividends, management charges, capital expenditure and additional loans to parent at a minimum of 1:1.

Source of financial information
-------------------------------

Compliance with the Interest Cover, Minimum Adjusted Tangible Net Worth and Gearing financial covenants shall be calculated by reference to the most recently published Group consolidated accounts of the Company.

In the period to 30 April 1997 the Company will certify to Midland on 31 October 1996 and 31 January 1997 that it is in compliance with the Cash Flow financial covenant during the current Accounting Reference Period and that it expects to comply with the covenant at the end of the Accounting Reference Period (30 April
1997).

In the period after 30 April 1997, compliance with the Cash Flow financial covenant shall be calculated on a rolling 12 month basis by reference to the most recent management accounts of the Company.

'Accounting Reference Period' shall have the same meaning as part VII, Section 224 of the Companies Act 1985. In the case of an Accounting Reference Period of more or less than 12 months' duration, the figures shall be calculated by using an appropriate proportion or multiple to determine the annualised equivalent.

At Midland's option, management accounts in a form and on a basis satisfactory to Midland, may be used to calculate compliance in place of audited accounts.

Audited individual and consolidated accounts are to be submitted not later than 120 days after the balance sheet date, and shall include ChiRex (Holdings) Limited and ChiRex Inc.

Monthly management accounts in a form acceptable to Midland are to be submitted within 28 days of the end of the month to which they relate. Such management accounts are to contain:

-    detailed profit & loss accounts,
-    individual/consolidated balance sheets,
-    an aged analysis of debtors and creditors,
-    a cash flow summary,
-    a schedule of stock and work in progress,
-    details of order book/contracts awarded,
-    comments on material deviations to budget,

The Management information will, where applicable, compare actual performance with forecast performance.

Budgets covering a twelve-month period are to be submitted not later than 21 days prior to the commencement of the period to which they relate.

The Company shall not cease to carry on or materially discontinue the business it carries on at the date hereof or enter into any new or unrelated business.

The Company shall not create or allow any mortgage, charge, pledge, lien (other than a lien arising by operation of law) or other encumbrance over all or any part of its assets or revenues or uncalled capital, subject to a maximum aggregate amount of (pound)1,000,000.

The Company shall not, without the prior written consent of Midland, form or enter into any joint venture, partnership, acquisition, co-operation, profit-sharing or other similar agreement, such consent not being unreasonably withheld.

The Company shall insure and keep insured its assets for their full replacement value against the perils that a prudent person considers appropriate for their business type, including but not limited to fire, theft, explosion, terrorist activities, floods and storm. The insurance shall also cover financial loss following business interruption as a result of damage or loss of the Company's assets caused by these perils. The Company shall pay the premiums as they become due and shall provide Midland with a copy of the relevant policies and insurance premium receipts upon request.

The Company shall not, without the prior written consent of Midland, convene any meetings with a view either to the alteration of any provision of its Memorandum and/or Articles of Association or to the passing of a resolution that it be wound up or otherwise permit any alteration to its Memorandum and/or Articles of Association, such consent not being unreasonable withheld.

The Company will not sell, transfer, lease, lend or otherwise dispose of or cease to exercise direct control over the whole or any part of the present or future undertakings, assets or revenues of the Company whether by one or a series of transactions related or not save that this restriction shall not apply:

     - to the disposal of stock-in-trade in the ordinary course of day-to-day trading

     - to the sale of an asset for its full market value in cash

     - to disposals on normal commercial terms of obsolete assets

     - to disposals for cash or other valuable consideration on arms-length terms and for fair market value

The Company by accepting the terms of this facility warrants and represents to
Midland:

- no material change in the accounting policies of the Company (other than in changes of general application arising by reason of the requirements of law or accounting standards in which case details of such changes shall be supplied with the relevant accounts to Midland) or alteration of accounting reference date shall be made.

- acting by two executive directors, the Company shall warrant on a quarterly basis that no event or circumstance of Default has occurred or is expected to occur before the next quarter end and that the Company is in full compliance of all of the terms and conditions of the attached letter.

                         ADDITIONAL REGULATORY COST RATE

To establish the Additional Regulatory Cost Rate, Midland shall calculate a rate in accordance with the following formula:

                              AB + C(B -E) + D(B-F)

                              ---------------------

                                  100 - (A +D)

where:

"A" is the cash ratio, expressed as a percentage of eligible liabilities, required by the Bank of England (or other governmental authorities or agencies) to be maintained by Midland on a non-interest bearing account with the Bank of England; the percentage used being the average for the relevant interest period.

"B" is the percentage rate per annum at which Sterling deposits are offered to Midland at or about 11 am on the first day of the relevant interest period in the London Interbank Market for amounts comparable to the matching deposit and relevant interest period.

"C" is the average percentage of eligible liabilities required by the Bank of England (or other governmental authorities or agencies) to be maintained by Midland as secured money with members of the London Discount Market Association and/or a secured call money with money brokers and gilt edged market makers; the percentage used being the average for the relevant interest period.

"D" is the level of Special Deposits required from time to time to be maintained by Midland with the Bank of England or other governmental authorities or agencies; the percentage used being the average level applicable during the relevant interest period.

"E" is the lower of "B" and the average of rates at which members of the London Discount Market Association bid for sterling deposits for the relevant period or for such periods as Midland shall determine will substantially coincide with the relevant interest period.

"F" is the lower of "B" and the average yield on Special Deposits during the relevant interest period calculated on a weekly basis.

                                   DEFINITIONS

Company
-------

'Company' shall mean the Company numbered 3080257 and presently known as ChiRex (Holdings) Limited.

Group
-----

'Group' shall mean the Company and every subsidiary for the time being of the Company ('subsidiary' having the same meaning as in Section 736, of the Companies Act 1985).

Ultimate Parent Company
-----------------------

'Ultimate Parent Group' shall mean that company which has either a majority shareholding in the Company or control of the composition of the board of the company.

Profit before interest and tax
------------------------------

'Profit before interest and tax' shall mean the profit excluding taxation, Exceptional and Extraordinary items and after deducting all charges and expressed other than interest and the interest element of finance leases.

Exceptional and Extraordinary items
-----------------------------------

'Exceptional items' and 'Extraordinary items' shall have the same meaning as defined in the United Kingdom Financial Reporting Standard 1 (FRS1).

Adjusted Tangible Net Worth
---------------------------

'Adjusted Tangible Net Worth' shall mean Shareholders' Funds less Intangible Assets plus non-redeemable preference shares and loan from the parent company.

Shareholders Funds
------------------

'Shareholders Funds' shall mean the aggregate of the amount paid up under ordinary share capital, the share premium account, the capital reserve accounts, retained earnings and any asset revaluation reserves.

Borrowings
----------

'Borrowings' shall mean the aggregate of the principal amount (together with any fixed or minimum premium payable on final repayment) of every sum borrowed (excluding inter-company loans), the face value of every bill of exchange drawn in respect of any bills, discounting and acceptance credit facilities, the future capitalised value of finance leases, the aggregate amount of financial guarantees issued to third parties, the aggregate face value of bills receivable discounted with recourse and shall include any interest/finance charges accruing on the principal amount.

Interest
--------

'Interest' shall mean the aggregate of interest payable by the Group as disclosed by the most recently published Group Consolidated Accounts but excluding interest payable on any loans from the ultimate parent company.

Cash Flow
---------

'Cash Flow' shall mean the profit earned by the Company in an Accounting Reference Period before taxation, interest and extraordinary and exceptional items, but after adding back depreciation, amortisation of goodwill and adding or subtracting any decrease or increase in working capital.

                                SECURITY SCHEDULE

Counter-Indemnities given by ChiRex Limited in respect of guarantees etc. given by Midland.

First Fixed Charge over all book debts and other debts, goodwill, uncalled capital and intellectual property rights, and First Floating Charge over all assets and undertaking, both present and future given by ChiRex (Holdings) Limited.

First Fixed Charge over all book debts and other debts, goodwill, uncalled capital and intellectual property rights, and First Floating Charge over all assets and undertaking, both present and future given by ChiRex Limited.

Freehold property known as Land & Buildings to the West of Northern Terrace, Dudley. First Legal Charge given by ChiRex Limited.

Unlimited Cross Guarantees given by ChiRex Limited and ChiRex (Holdings) Limited, to secure all liabilities of each other.

Inter-Creditor Agreement, Support Agreement and Pledge re shares in ChiRex Limited.

                              ACCEPTANCE BY COMPANY

We ChiRex (Holdings) Limited accept the offer contained in the attached letter dated 18 June 1996. We agree to comply with all its terms and conditions.


Date: 2nd August 1996
     -----------------------------------------

Director: /s/ Alan R. Clark
         -------------------------------------


Director/
Secretary: /s/ J.E. Weir
          ------------------------------------


(Signed for and on behalf of ChiRex (Holdings) Limited, pursuant to a Resolution
of the Board of Directors passed on        2nd August 1996         ).
                                    -------------------------------